                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)(1)

                         ARCH COMMUNICATIONS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    039381108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/ Rule 13d-1(b)

         /X/ Rule 13d-1(c)

         / / Rule 13d-1(d)

----------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 2 of 31 Pages
--------------------                                          ------------------


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON

    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    James B. Rubin
    Resurgence Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)/ /
                                                              (b)/ /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                   5       SOLE VOTING POWER
   NUMBER OF               3,431,350 (1)
    SHARES         -------------------------------------------------------------
 BENEFICIALLY      6       SHARED VOTING POWER
 OWNED BY EACH             -0-
   REPORTING       -------------------------------------------------------------
  PERSON WITH      7       SOLE DISPOSITIVE POWER
                           3,431,350 (1)
                   -------------------------------------------------------------
                   8       SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,431,350 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.7022%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 3 of 31 Pages
--------------------                                          ------------------


(1) Resurgence Asset Management, L.L.C. ("RAM") exercises voting and dispositive power over the Issuer's securities, solely in RAM's capacity as the general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM and M.D. Sass Corporate Resurgence Partners L.P. may be deemed to share voting and dispositive power. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAM.

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 4 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    James B. Rubin
    Resurgence Asset Management International, L.L.C. (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------

                  5        SOLE VOTING POWER
  NUMBER OF                2,203,795 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           2,203,795 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,203,795 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.3045%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 5 of 31 Pages
--------------------                                          ------------------

(1) Resurgence Asset Management International, L.L.C. ("RAMI") exercises voting and dispositive power over Issuer's securities (a) solely in RAMI's capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence Partners International, Ltd., and (b) solely in RAM's capacity as sole special shareholder and sole investment advisor to M.D. Sass Re/Enterprises International, Ltd. Accordingly, RAMI, may be deemed to share voting and dispositive power with each of M.D. Sass Corporate Resurgence Partners International Ltd. and M.D. Sass Re/Enterprise International Ltd. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAMI.

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 6 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    James B. Rubin
    Re/Enterprise Asset Management, L.L.C. (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                3,093,097 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           3,093,097 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,093,097 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.0415%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 7 of 31 Pages
--------------------                                          ------------------

(1) Re/Enterprise Asset Management L.L.C. ("REAM") exercises voting and dispositive power over the Issuer's securities (a) as the sole investment advisor to two employee pension plans and (b) as general partner and sole investment advisor of M.D. Sass Re/Enterprise L.P. ("Enterprise") and M.D. Sass Re/Enterprise II, L.P. ("Enterprise II"). Accordingly, REAM may be deemed to share voting and dispositive power with each of the pension plans and with Enterprise and Enterprise II. Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day-to-day activities of RAM.

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 8 of 31 Pages
--------------------                                          ------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Kingstreet Ltd. (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    British Virgin Islands
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                45,959 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           45,959 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     45,959 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .0898%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                          ------------------
CUSIP No.  039381108                  13G/A                   Page 9 of 31 Pages
--------------------                                          ------------------

(1) Kingstreet Ltd. is the wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). Accordingly, Kingstreet Ltd. and the Trust may be deemed to share voting and dispositive power over the Issuer's securities. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company Ltd. The sole director of Kingstreet Ltd. is CTC Corporation Ltd.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 10 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Resurgence Parallel Fund, Inc. (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                119,835 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           119,835 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     119,835 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .2341%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 11 of 31 Pages
--------------------                                         -------------------

(1) Voting and dispositive power over the Issuer's securities is exercised through Resurgence Parallel Fund, Inc.'s managers, Martin D. Sass, Hugh
         R. Lamle and Martin E. Winter.

--------------------                                         -------------------
CUSIP No.   039381108                 13G/A                  Page 12 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    M.D. Sass Associates Inc. Employees Profit Sharing Plan (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                35,560 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           35,560 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     35,560 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .0695%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 13 of 31 Pages
--------------------                                         -------------------


(1) The trustee of M.D. Sass Associates, Inc. Employees Profit Sharing Plan is Martin E. Winter.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 14 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    James B. Rubin (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
   NUMBER OF                   127,601 (1)
    SHARES        --------------------------------------------------------------
 BENEFICIALLY     6        SHARED VOTING POWER
 OWNED BY EACH                  -0-
   REPORTING      --------------------------------------------------------------
  PERSON WITH     7        SOLE DISPOSITIVE POWER
                               127,601 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     127,601 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .2492%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 15 of 31 Pages
--------------------                                         -------------------

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 16 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Devonshire Capital Partners, L.L.C. (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Nevada
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                    44,227 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH                  -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                               44,227 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     44,227 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .0864%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 17 of 31 Pages
--------------------                                         -------------------

(1) The manager of Devonshire Capital Partners, L.L.C. ("Devonshire"), Thomas A. Larkin, is responsible for ordinary management and investment decisions. However, voting of certain securities in which Devonshire owns more than 5% of the voting power must be approved of a majority of the Class A members. Class A members of Devonshire are James B. Rubin, Guadalupe G. Rubin and Thomas A. Larkin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 18 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    J.B. Rubin & Company Profit Sharing Plan (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    N/A
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                58,838 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           58,838 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     58,838 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .1149%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     EP
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 19 of 31 Pages
--------------------                                         -------------------

(1)      The trustee of J.B. Rubin & Company Profit Sharing Plan is James B.
         Rubin.

--------------------                                         -------------------
CUSIP No.   039381108                 13G/A                  Page 20 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    Guadalupe G. Rubin IRA (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    N/A
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                1,829 (1)
   SHARES         --------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       --------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           1,829 (1)
                  --------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,829 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .0036%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 21 of 31 Pages
--------------------                                         -------------------

(1)      Voting and dispositive power is executed through Guadalupe G. Rubin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 22 of 31 Pages
--------------------                                         -------------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
    James B. Rubin, IRA (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /
                                                              (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    N/A
--------------------------------------------------------------------------------
                  5        SOLE VOTING POWER
  NUMBER OF                2,006 (1)
   SHARES         -------------------------------------------------------------
BENEFICIALLY      6        SHARED VOTING POWER
OWNED BY EACH              -0-
  REPORTING       -------------------------------------------------------------
 PERSON WITH      7        SOLE DISPOSITIVE POWER
                           2,006 (1)
                  -------------------------------------------------------------
                  8        SHARED DISPOSITIVE POWER
                           -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,006 (1)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     .0039%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
     OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 23 of 31 Pages
--------------------                                         -------------------



(1)      Voting and dispositive power is executed by James B. Rubin.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 24 of 31 Pages
--------------------                                         -------------------

ITEM 1(a).        Name of Issuer:  Arch Communications Group, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:
                           1800 West Park Drive
                           Suite 250
                           Westborough, Massachusetts  01581

ITEM 2(a).        Name of Person Filing: Resurgence Asset Management, L.L.C.
                                         ("RAM"),
                                         Resurgence Asset Management
                                         International, L.L.C. ("RAMI")
                                         Re/Enterprise Asset Management, L.L.C.
                                         ("REAM")
                                         Kingstreet Ltd.
                                         Resurgence Parallel Fund L.L.C.
                                         M.D. Sass Associates, Inc. Employees
                                         Profit Sharing Plan ("SAEPS")
                                         James B. Rubin
                                         Devonshire Capital Partners, L.L.C.
                                         ("Devonshire")
                                         J.B. Rubin & Company Profit Sharing
                                         Plan (the "Plan")
                                         Guadalupe G. Rubin IRA
                                         James B. Rubin IRA

ITEM 2(b).        Address of Principal Business Office, or, if none, Residence:

                  The address for each of RAM, RAMI, REAM, James B. Rubin and the Plan is:

                             10 New King Street
                             First Floor
                             White Plains, New York  10864

                  The address for each of SAEPS is:

                             1185 Avenue of the Americas
                             18th Floor
                             New York, New York  10036

                  The address for Kingstreet Ltd. is:
                            c/o  CITCO International Trust Company, Ltd.

                                   Corporate Center
                                   West Bay Road
                                   P.O. Box 31106 SMB
                                   Grand Cayman, Cayman Islands

                  The address for Devonshire is:

                           10 New King Street
                           First Floor
                           White Plains, New York 10604

                  The address for the Guadalupe G. Rubin IRA and the James
B. Rubin IRA is:

                           10 New King Street
                           First Floor
                           White Plains, New York 10604

ITEM 2(c).        Citizenship:  U.S.A.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 25 of 31 Pages
--------------------                                         -------------------

ITEM 2(d).        Title of Class of Securities:  Common Stock

ITEM 2(e).        CUSIP Number:  039381108

ITEM 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)      / / Broker or dealer registered under Section 15 of
                               the Exchange Act;
                  (b)      / / Bank as defined in Section 3(a)(6) of the
                               Exchange Act;
                  (c)      / / Insurance company as defined in Section 3(a)(19)
                               of the Exchange Act;
                  (d)      / / Investment company registered under Section 8 of
                               the Investment Company Act;
                  (e)      /X/ An investment advisor in accordance with Rule
                               13d-1(b)(1)(ii)(E);
                  (f)      /X/ An employee benefit plan or endowment fund in
                               accordance with Rule 13d-1(b)(1)(ii)(G);
                  (g)      /X/ A parent holding company or control person in
                               accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)      / / A savings association as defined in Section 3(b)
                               of the Federal Deposit Insurance Act;
                  (i)      / / A church plan that is excluded from the
                               definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j)      / / Group, in accordance with Rule
                               13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.           Ownership:

                  (a)      Amount Beneficially Owned:

                           See Item 9 of each cover page

                  (b)      Percent of Class:

                           See Item 11 of each cover page

                  (c)      Number of shares as to which such persons has:

                           (i)      sole power to vote or to direct the vote:

                                    See Item 5 of each cover page

                           (ii)     shared power to vote or to direct the vote:

                                    See Item 6 of each cover page

                           (iii) sole power to dispose or to direct the disposition of:

                                    See Item 7 of each cover page

                           (iv) shared power to dispose or to direct the disposition of:

                                    See Item 8 of each cover page

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 26 of 31 Pages
--------------------                                         -------------------

ITEM 5.           Ownership of Five Percent or Less of a Class: N/A

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                    INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                           See footnotes to each cover page

ITEM 7.           Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on by the Parent Holding Company:

ITEM 8.           Identification and Classification of Members of the Group:
                  N/A

ITEM 9.           Notice of Dissolution of Group: N/A

ITEM 10.          Certifications.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities covered by this statement.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000          RESURGENCE ASSET MANAGEMENT, L.L.C.


                                   By: /s/ James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

                                   RESURGENCE ASSET MANAGEMENT
                                   INTERNATIONAL, L.L.C.

                                   By: /s/ James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

                                   RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 27 of 31 Pages
--------------------                                         -------------------

                                   KINGSTREET LTD.

                                   By:  CTC Corporation Ltd., its Director

                                   By: /s/  Lana Farrington
                                      ------------------------------------------
                                         Lana Farrington, Trust Officer

                                   RESURGENCE PARALLEL FUND, LLC

                                   By: /s/  Martin D. Sass
                                      ------------------------------------------
                                         Martin D. Sass, Manager

                                   By: /s/  Martin E. Winter
                                      ------------------------------------------
                                         Martin E. Winter, Manager

                                   M.D. SASS ASSOCIATES, INC. EMPLOYEES PROFIT
                                            SHARING PLAN

                                   By: /s/  Martin E. Winter
                                      ------------------------------------------
                                         Martin E. Winter, Trustee

                                     /s/  James B. Rubin
                                   ---------------------------------------------
                                   James B. Rubin

                                   DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                                   By:  /s/  James B. Rubin
                                      ------------------------------------------
                                          James B. Rubin, Member

                                   J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                                   By:  /s/  James B. Rubin
                                      ------------------------------------------
                                          James B. Rubin, Trustee

                                   GUADALUPE G. RUBIN IRA

                                   By:  /s/  Guadalupe G. Rubin
                                      ------------------------------------------
                                          Guadalupe G. Rubin, Beneficiary

                                   JAMES B. RUBIN IRA

                                   By:  /s/  James B. Rubin
                                      ------------------------------------------
                                          James B. Rubin, Beneficiary

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 28 of 31 Pages
--------------------                                         -------------------

                          EXHIBIT INDEX TO SCHEDULE 13G
                         ARCH COMMUNICATIONS GROUP INC.

EXHIBIT 1

Agreement between Resurgence Asset Management, L.L.C. ("RAM"), Resurgence Asset Management International, L.L.C. ("RAMI"), Re/Enterprise Asset Management, L.L.C. ("REAM"), Kingstreet Ltd., Resurgence Parallel Fund, The M.D. Sass Associates, Inc. Employees Profit Sharing Plan, James B. Rubin, Devonshire Capital Partners, L.L.C., J.B. Rubin & Company Profit Sharing Plan, Guadalupe G. Rubin IRA, and James B. Rubin IRA, as to joint filing of
Schedule 13G.

EXHIBIT 2

Disclaimer of beneficial ownership by RAM, RAMI and REAM.

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 29 of 31 Pages
--------------------                                         -------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby affirms that it is individually eligible to use
Schedule 13G, and agrees that this Schedule 13G is filed on its behalf.

Dated:  February 14, 2000

                                   RESURGENCE ASSET MANAGEMENT, L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

                                   RESURGENCE ASSET MANAGEMENT
                                    INTERNATIONAL, L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

                                   RE/ENTERPRISE ASSET MANAGEMENT,
                                   L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                          James B. Rubin, Manager

                                   KINGSTREET LTD.

                                   By:  CTC Corporation Ltd., its Director

                                   By: /S/  Lana Farrington
                                      ------------------------------------------
                                          Lana Farrington, Trust Officer

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 30 of 31 Pages
--------------------                                         -------------------

                                   RESURGENCE PARALLEL FUND, LLC

                                   By: /s/  Martin D. Sass
                                      ------------------------------------------
                                         Martin D. Sass, Manager

                                   By:  /s/  Martin E. Winter
                                      ------------------------------------------
                                         Martin E. Winter, Manager

                                   M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                   PROFIT SHARING PLAN

                                   By: /s/  Martin E. Winter
                                      ------------------------------------------
                                         Martin E. Winter, Trustee

                                     /s/  James B. Rubin
                                     -------------------------------------------
                                     James B. Rubin

                                   DEVONSHIRE CAPITAL PARTNERS, L.L.C.

                                   By:  /s/  James B. Rubin
                                      ------------------------------------------
                                          James B. Rubin, Member

                                   J.B. RUBIN & COMPANY PROFIT SHARING PLAN

                                   By:  /s/  James B. Rubin
                                      ------------------------------------------
                                          James B. Rubin, Trustee

                                   GUADALUPE G. RUBIN IRA

                                   By:  /s/  Guadalupe G. Rubin
                                      ------------------------------------------
                                          Guadalupe G. Rubin, Beneficiary

                                   JAMES B. RUBIN IRA

                                   By:  /s/  James B. Rubin
                                      ------------------------------------------
                                           James B. Rubin, Beneficiary

--------------------                                         -------------------
CUSIP No.  039381108                  13G/A                  Page 31 of 31 Pages
--------------------                                         -------------------

                                    EXHIBIT 2

                       DISCLAIMER OF BENEFICIAL OWNERSHIP

Each of the undersigned disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this Schedule 13G shall not be construed as an admission that any of the undersigned is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this Schedule 13G.

Dated:  February 14, 2000

                                   RESURGENCE ASSET MANAGEMENT, L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

                                   RESURGENCE ASSET MANAGEMENT
                                    INTERNATIONAL, L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager

                                   RE/ENTERPRISE ASSET MANAGEMENT,
                                   L.L.C.

                                   By: /s/  James B. Rubin
                                      ------------------------------------------
                                         James B. Rubin, Manager